Exhibit 10.1

PRODUCT MANUFACTURE AND SUPPLY AGREEMENT

This Agreement made this  25th day of February 2010 by and between Global GSM Solutions Inc. having a principal place of business at 204 West Spear Street Carson City NV 89703 ("Purchaser")  and  XTEK, an software/hardware developer, having a principal office in name Kusocinskiego 3  street 87-100 Torun, Poland.

WHEREAS, the Purchaser desires The Supplier to develop a specialized Website and manufacture and supply Purchaser with GSM Devices “Products” and Supplier agrees to develop, test and release the Website to the Purchaser and manufacture and supply the Products under the terms and conditions contained herein.

NOW THEREFORE,  in consideration of the mutual covenants hereinafter  expressed,the parties agree as follows:

(The "Agreement")

I – DEFINITIONS

1.1  "Standards" means international safety and compliance standards as required by authorities of the geographical municipalities where the “Products” will be sold/leased/implemented etc.  Such standards include, but not limited to CE, FCC, UAL and other safety standards.

1.2  "Product(s)" means electronic devices with transmitting technology based on GSM wireless technology, capable and designed to read, interpret, gather and transmit reading of various parameters of data generated by amusement, vending and other types of devices.

1.3 “Website” means internet website with capability of setting up customer profiles, their detailed information, locations of their equipment and GSM device list with serial numbers connected to the equipment. The website will be able to receive data from the devices , sort it, analyze it and create reports.  Website user will be able to securely log into the website and monitor the data.  User will also be able to receive pre-determined alerts via email and SMS.

1.4  "Specifications"   mean  the   written   specifications   for  Product including,  but not limited to, written formulations,  specifications, process   instructions,   quantity,   packaging  and  labelling instructions to be agreed upon completion of the development stage.

II - PURCHASE AND SALE OF PRODUCTS

2.1 Obligations of Parties.  Purchaser shall purchase Products from Supplier from  time  to  time  on the  terms and  conditions  set  out in this Agreement,  during the Term of this  Agreement.  Supplier shall manufacture, test, label,  ship, and sell Products to Purchaser in accordance with the terms and conditions set out in this Agreement, during the term of this Agreement.

2.2 Product price will be negotiated and agreed upon by both parties once final component list for Product hardware is known.

2.3 Purchaser will pay additional $16,000 USD for Website development at the time of release of the completed Website to the Purchaser.

2.4 Purchaser will pay a non-refundable down-payment of  $3,000 USD to the Supplier upon execution of this agreement. This down-payment amount may be used by the Purchaser as initial payments for Products or other expenses pertaining to this agreement (e.g. Shipping etc).

III –TESTING PERIOD

1.1 During the development stage of this agreement, Supplier agrees to provide Purchaser with samples of the product in small quantities in order to determine functionality and assure adherence to Standards. During this time Purchaser agrees to compensate Supplier for expenses associated with shipping and customs clearance of the Product, but not for the samples of the Product.  Samples will be returned to Supplier at Purchaser’s expense for updates and improvement, until both parties decide that Product is ready for sale/implementation.

1.2 During the testing period of the Product, the Website will also be tested and updated by the Supplier.

IV - PRODUCT ANALYSIS AND MANUFACTURING COMPLIANCE

4.1 Prior to commencement of production, Supplier agrees to provide data and show functionality of the product to the Purchaser in order to make sure that Product complies with safety standards and is technically compatible with a list of devices in amusement and vending industry, as requested in Product technical specification.

V- PRODUCT RECALLS

5.1     In the event (a) any government  authority  issues a request,  directive or order that Product be recalled, or (b) a court of competent  jurisdiction orders such a recall,  or (c) Supplier reasonably  determines  after  consultation  with Purchaser  that  Product  should  be  recalled,   the  parties  shall  take  all

appropriate corrective  actions. In the event that such recall results from any cause or event arising from effective manufacture  of the Product by Supplier, Supplier shall be responsible for all expenses of the recall.  For the purposes of this Agreement, the expenses of recall shall include,  without limitation,  the expenses of notification  and destruction or return of the recalled  Product and Purchaser's  cost for  Product  recalled  but not the  expense  or  service  fee associated with sales representatives' or management's time which shall be borne by Purchaser.

VI – WARRANTIES

6.1 Supplier agrees to provide Purchaser with one year parts and labour warranty on Product sold, starting from the time of shipment of the Product. Supplier shall be responsible for repair or replacement of defective product during this time. Purchaser shall be responsible for any cost associated with shipment of the defective product to and from Suppier.

VII - FORCE MAJEURE

 7.1 Failure of either  party to perform its  obligations  under this  Agreement  except the  obligation  to make  payments)  shall not subject such party to any liability  to the other if such  failure  is  caused  by acts  such as,  but not limited to, acts of God, fire,  explosion,  flood, drought, war, riot, sabotage, embargo,  strikes  or  other  labour  trouble,  failure  in  whole  or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in  transportation,  compliance  with any order or regulation of any government  entity  acting with color of right or by any other cause  beyond the reasonable control of the parties.

VIII - CONFIDENTIALITY

8.1 Each party hereto shall not disclose any confidential information received  by it pursuant  to this  Agreement  without the prior written consent of the other.  This obligation shall not apply to:

          (a)  information which is known to the receiving party at the time of disclosure  and  documented by written  records made prior to the date of this Agreement;

          (b)  information disclosed to the receiving party by a third party who has a right to make such disclosure;

          (c)  information which becomes  patented,  published or otherwise part of the public domain or information from a third person obtaining such information as a matter of right.

This obligation will continue for a period of three (3) years after termination of this Agreement or any extension thereof.

8.2 Disclosure to Government.  Nothing  contained in this Article shall be construed to restrict Purchaser or Supplier from disclosing confidential  information as required:

          (a)  for regulatory, tax, customs or other governmental reasons;

          (b)  for audit purposes;

          (c)  by court order;

          (d)  from  using  such  confidential   information  as  is  reasonably necessary to perform acts permitted by this Agreement.

IX - INDEMNIFICATION

9.1 By Purchaser.  Purchaser will  indemnify  and hold  Supplier  harmless against  any and all  liability,  damages,  losses,  costs or expenses from any third party claims made or suits  brought  against  Supplier  which  arise  out  of  the   promotion,   storage,   handling, ,   sale  of  Product  by  Purchaser,   from   Purchaser's negligence or from the negligence of Purchaser's  officers,  agents or employees.

9.2 By Supplier.  Supplier will indemnify and hold Purchaser harmless against any and all liability,  damages,  costs or expenses resulting from any third party claims made or suits brought against Purchaser which arise out of the manufacture of Product by Supplier, from Supplier negligence or from the negligence of Supplier's officers, agents or employees.

X - ARBITRATION

10.1 This Agreement is made and shall be construed and performed under the laws of the State of Nevada. Any and all disputes arising from this Agreement or its enforcement shall be submitted to binding arbitration, pursuant to the rules of the American Arbitration Association (“AAA”) in effect as of the date such arbitration is sought, utilizing a single arbitrator, selected through the typical arbitrator selection process recommended by the AAA.

XI - GENERAL PROVISIONS

11.1 Notices.  Any notices permitted or required by this Agreement shall be sent by email, fax, registered mail or other recognized private mail carrier  service and shall be effective when received if sent and  addressed as follows or to such other  address as may be designated by a party in writing:

If to Purchaser:  Global GSM Solutions Inc.

Global GSM Solutions Inc.

204 West Spear Street Carson City NV 89703

globalgsmcompany@gmail.com

If to Supplier:

XTEK

Kusocinskiego 3  street 87-100 Torun, Poland

maxtek@wp.pl

11.2 Entire Agreement,  Amendment. The parties hereto acknowledge that this document  sets forth the entire agreement  and  understanding  of the parties  and  supersedes  all  prior  written  or oral  agreements  or understandings   with  respect  to  the  subject  matter  hereof.   No modification of any of the terms of this Agreement shall be deemed to be valid unless it is in writing and signed by the party  against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

12.3 Waiver.  No waiver by either  party of any default  shall be effective unless in writing,  nor shall any such waiver  operate as a waiver of any other default or of the same default on a future occasion.

12.4 Assignment.  This  Agreement  shall be  binding  upon and inure to the benefit of the successors or permitted  assigns of each of the parties and may not be assigned or  transferred  by either  party  without the prior written consent of the other.

12.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Washinton, U.S.A.

12.6 Severability.  In the  event  that  any  term  or  provision  of  this Agreement shall violate any applicable  statute,  ordinance or rule of law in any  jurisdiction  in which it is used, such provision shall be ineffective to the extent of such violation  without  invalidating any other provision hereof.

IN WITNESS  WHEREOF,  the parties hereto have each caused this Agreement to be duly executed as of the date first above written.

Global GSM Solutions Inc. (Purchaser) 204 West Spear Street Carson City NV 89703 /S/ Gennady Fedosov Gennady Fedosov Title: President	XTEK (Supplier) Kusocinskiego 3 street 87-100 Torun, Poland /S/ Rafal Lewandowski Rafal Lewandowski Title: President